Exhibit 99.1

Media Release

For Immediate Release

J. STEVEN WHISLER, FORMER PHELPS DODGE CEO,

ELECTED TO ALERIS INTERNATIONAL, INC. BOARD

BEACHWOOD, Ohio – May 14, 2008 – Aleris International, Inc. announced today the election of J. Steven Whisler to its Board of Directors. His election expands the Aleris board to seven members.

Mr. Whisler, 53, retired as Chairman and Chief Executive Officer of Phelps Dodge Corporation, a Fortune 500 company based in Phoenix, following its merger with Freeport-McMoRan Copper & Gold Inc. in March 2007. Mr. Whisler had been with Phelps Dodge in several executive positions for 30 years.

“We look forward to Steve’s guidance and insights as he draws upon his outstanding experience with one of the world’s leading metals companies,” said Steven J. Demetriou, Chairman and Chief Executive Officer of Aleris. “We are pleased to welcome him to our board.”

At the time of the merger, Phelps Dodge was one of the world’s leading producers of copper and molybdenum and the largest producer of molybdenum-based chemicals and continuous-cast copper rod, with sales of $10.9 billion and operations in North America, Peru, and Chile.

Mr. Whisler currently is a director of Burlington Northern Santa Fe Corporation, USAirways Group, Inc., the Brunswick Corporation, the International Paper Company, the National Cowboy and Western Heritage Museum, and the C.M. Russell Museum. He is also a former member of the Business Council and the Business Roundtable.

Aleris International, Inc. is a global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. Headquartered in Beachwood, Ohio, a suburb of Cleveland, the Company operates 47 production facilities in North America, Europe, South America and Asia, and employs approximately 8,800 employees. For more information about Aleris, please visit our Web site at www.aleris.com

Contact:	William Sedlacek
Aleris International, Inc.
Phone # 216-910-3522